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                                                                     Exhibit 3.3

                        INDUSTRIAL TRAINING CORPORATION

                             ARTICLES OF AMENDMENT

     Industrial Training Corporation, a Maryland corporation, having its principal office in Herndon, Fairfax County, Virginia (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by striking out Article SECOND and inserting in lieu thereof the following:

          SECOND:  "The name of the Corporation is ITC LEARNING CORPORATION."

     SECOND:   The board of directors of the Corporation (the "Board of
Directors"), at a meeting duly convened and held on January 29, 1997, adopted resolutions which set forth the foregoing amendment to the Charter, declaring that the said amendment of the Charter was advisable and directing that it be submitted for action thereon at the annual meeting of stockholders of the Corporation to be held on May 6,1997.

     THIRD: Notice setting forth the said amendment and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given as required by law, to all stockholders of the Corporation entitled to vote thereon; and like notice was given to all stockholders of the Corporation not entitled to vote thereon, whose contract rights as expressly set forth in the Charter would be altered by the amendment. The amendment of the Charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote of two-thirds (2/3) of all the votes entitled to be cast thereon.

     FOURTH: The amendment of the charter of the Corporation as herein before set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF: Industrial Training Corporation, has caused these presents to be signed in its name and on its behalf by its Vice President its corporate seal to be hereunto affixed by its Secretary on May 9, 1997, and its Vice President acknowledged that these Articles of Amendment are the act and deed of Industrial Training Corporation and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of this knowledge, information and belief.

ATTEST:                         INDUSTRIAL TRAINING CORPORATION

/s/ Anne J. Fletcher             By: /s/ Christopher E. Mack
--------------------                 -----------------------
Anne J. Fletcher                     Christopher E. Mack
Secretary                            Vice President